Garrison Capital Inc. Declares First Quarter Distribution of $0.35 Per Share and Announces Fourth Quarter Financial Results and Earnings Call

NEW YORK, NEW YORK – March 12, 2014 – Garrison Capital Inc., a business development company (NASDAQ: GARS), today announced its financial results for the fourth fiscal quarter ended December 31, 2013.

References to “we,” “us,” “our” and “Garrison Capital” refer to Garrison Capital Inc. and its consolidated subsidiaries.

Fourth Quarter 2013 Highlights

×	Net increase in net assets resulting from operations for the quarter ended December 31, 2013 was $6.7 million, or $0.40 per share;

×	Net investment income of $5.3 million or $0.32 per share;

×	Net realized losses of $(0.7) million or $(0.04) per share;

×	Net change in unrealized appreciation of investments of $2.1 million or $0.12 per share; and

×	Our board of directors declared a first quarter distribution of $0.35 per share, payable on March 28, 2014 to stockholders of record as of March 21, 2014.

Consolidated Results of Operations

Consolidated operating results for the three months ended December 31, 2013 and September 30, 2013 are as follows:

	Three Months Ended December 31, 2013	Three Months Ended September 30, 2013
Dollar amounts in thousands, except per share data	(Unaudited)	(Unaudited)
Net investment income	$5,334	$5,914
Total investment income	$11,382	$9,338
Net Expenses	$6,048	$3,423
Net realized gain on investments	$(729)	$(5,690)
Net change in unrealized appreciation on investments	$2,067	$6,529

Net investment income per share	$0.32	$0.35
Net realized gain on investments per share	$(0.04)	$(0.34)
Net earnings per share	$0.40	$0.39

Total investment income for the three months ended December 31, 2013 was $11.4 million and net investment income was $5.3 million. Total expenses net of fee waivers for the three months ended December 31, 2013 were $6.0 million.

We realized a net loss on investments of $(0.7) million and net unrealized appreciation on investments of $2.1 million. Net realized losses for the three months ended December 31, 2013 was driven primarily by $(1.4) million of realized losses incurred as a result of the sale of one portfolio investment, which was written down prior to the pricing of our initial public offering (“IPO”), which was partially offset by realized gains of $0.7 million resulting from the sale of six portfolio investments, the early full repayment of seven portfolio investments and other partial repayments.

The net change in unrealized appreciation for the three months ended December 31, 2013 was driven primarily by the reversal of prior period unrealized depreciation in the amount of $1.6 million as a result of the sale of one portfolio investment. The remaining net change in unrealized appreciation on investments is due to the increase in the market value of the remaining portfolio in the amount of $1.2 million, which was offset by the reversal of prior period unrealized appreciation of $(0.7) million.

Portfolio and Investment Activities

For the three months ended December 31, 2013, we executed originations or purchases of investments and draws on previously unfunded revolvers in the amount of $92.3 million, $80.3 million of which was in our core portfolio which we define as those investments that generally yield 9.0% or greater.

For the three months ended December 31, 2013, we originated, purchased or made follow-on investments in our core portfolio totaling $82.4 million of par which represents an average new loan size of $10.3 million with a weighted average yield of 11.1%. Of the total additions to our core portfolio, three totaling $24.8 million of par (cost of $24.3 million) represent originated assets, three totaling $26.1 million (cost of $25.5 million) represent club deals and two totaling $9.2 million (cost of $8.3 million) represent loans purchased in the secondary market. Follow-on investments consist of the upsize to two of our existing originations in the amount of $8.4 million (cost of $8.4 million), $5.0 million (cost of $4.9 million) represents an upsize to one of our existing purchased loans and $8.9 million (cost of $8.9 million) in consumer loans with projected unlevered returns (net of estimated credit losses) of approximately 11.0%. Early full repayments of two investments in our core portfolio totaled $16.9 million and partial repayments totaled $8.7 million.

For the three months ended December 31, 2013, in our transitory portfolio, which we have defined as those investments below the low end of our core portfolio yield target of 9.0%, we purchased six new investments totaling $9.1 million of par (cost of $9.1 million) and added $2.9 million of par (cost of $2.9 million) to existing investments which represent an average new loan size of $2.0 million with a weighted average yield of 6.0%. Early full repayments on seven loans totaling par of $34.5 million, sales of six loans totaling par of $13.7 million and partial repayments totaling par of $4.1 million in our transitory portfolio resulted in $(0.7) million in net realized losses for the period. Realized losses in the amount of $(1.4) million resulted from one investment that was written down prior to the IPO and was offset by $0.7 million of realized gains on the remaining portfolio.

Core investments as a percentage of our overall portfolio increased to 68.0% in the fourth quarter of 2013 from 57.2% in the third quarter of 2013.

From January 1, 2014 through March 11, 2014 we originated one new investment, one club deal and closed additional consumer loan purchases for a total increase to par in our core portfolio of $30.7 million with a weighted average yield of 11.4%. From January 1, 2014 through March 11, 2014 repayments in our core portfolio consisted of the early full repayment of two investments and partial repayments for a total of $9.5 million of par with a weighted average yield of 11.5%.

From January 1, 2014 through March 11, 2014 repayments in our transitory portfolio consisted of the early full repayment of four investments and partial repayments for a total of $16.0 million of par with a weighted average yield of 7.1%.

The below table shows select information of our portfolio as of December 31, 2013.

Summary of Portfolio Characteristics (dollar amounts in millions)	December 31, 2013

Total Market Value	$429.1
Number of portfolio companies	70

Average investment size (1)	$5.0
Weighted average yield (2)	9.8%
Weighted average price (1)	99.2

First lien	88.1%
Second lien	4.3%
Mezzanine	1.7%
Consumer loans	3.9%
Equity	2.0%

Core	68.0%
Transitory	32.0%

Originated (3)	32.3%
Club (4)	15.8%
Purchased	51.9%

Fixed (1)	5.0%
Floating (1)	95.0%

Performing (1)	100.0%
Non-performing(1)	0.0%

Weighted average debt / EBITDA (1) (2)	3.6	x
Weighted average risk rating	2.21

(1)	Excludes consumer loans and equity investments

(2)	Excludes investments with a risk rating of 4, unfunded revolvers and equity investments

(3)	Originated positions include investments where we have sourced and led the execution of the deal

(4)	Club positions include investments where we provide direct lending to a borrower with one or two other lenders but did not lead the deal

Liquidity and Capital Resources

As of December 31, 2013, we had cash and cash equivalents of $13.7 million and cash and cash equivalents, restricted of $28.0 million.

On December 6, 2013, our wholly-owned subsidiary, GLC Trust 2013-2, closed on a $10.0 million revolving facility with Capital One Bank, NA. The revolving facility includes an accordion feature that permits GLC Trust 2013-2 to increase the total commitment up to $15.0 million under the terms of the loan agreement. GLC Trust 2013-2 exercised this option on December 20, 2013.

In addition, our transitory portfolio consists of approximately thirty three portfolio companies with a total par value of $139.7 million ($127.4 million of par pro forma for repayments from January 1, 2014 through March 11, 2014) and a fair value of $137.5 million. We intend to migrate out of these assets over time into those meeting our core portfolio yield which we define as those investments that generally yield 9.0% or greater. We view these investments as an additional source of liquidity to meet our investment objectives.

Distributions

On March 11, 2014, our board of directors approved a distribution in the amount of $5.9 million, or $0.35 a share, which will be paid on March 28, 2014 to stockholders of record as of March 21, 2014.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions have been reported to stockholders on Form 1099-DIV for the tax year ended December 31, 2013.

The following table reflects the cash distributions, including dividends and returns of capital per share that we have declared on our common stock for the fiscal year ended December 31, 2013.

Record Dates	Payment Date	Dividends and Distributions Declared
Fiscal year ended December 31, 2013
December 13, 2013(1)	December 27, 2013	$0.35
September 12, 2013(1)	September 26, 2013	$0.35
June 13, 2013(1)	June 27, 2013	$0.35
February 25, 2013(2)	March 13, 2013	$0.23
Total		$1.28

(1) Includes a return of capital for tax purposes of approximately $0.08.

(2) Does not include any return of capital for tax purposes.

For the three months ended December 31, 2013, our Investment Adviser agreed to waive that portion of its income-based incentive fee, if any, necessary for the Company’s net investment income per share plus net realized gain (loss) per share (excluding any portion of realized gains (losses) that are associated with the reversal of any portion of unrealized appreciation/depreciation attributable to periods prior to April 1, 2013) for the three months ended December 31, 2013 to equal $0.35 per share, net of fee waivers.

For the six months ending June 30, 2014, our Investment Adviser has agreed to waive that portion of its income based incentive fee, if any, necessary for the Company’s net investment income per share plus net realized gain (loss) per share (excluding any portion of realized gains (losses) that are associated with the reversal of any portion of unrealized appreciation/depreciation attributable to periods prior to April 1, 2013) for the six months ending June 30, 2014 to equal $0.70 per share, net of fee waivers.

Earnings Conference Call

We will hold a conference call at 10:00 a.m. (Eastern Time) on Thursday, March 13, 2014 to discuss our quarterly financial results. All interested parties are welcome to participate. For the Fourth Quarter December 31, 2013 Earnings Presentation that we intend to refer to on the earnings conference call, please visit the Investor Relations link on the homepage of our website (www.garrisoncapitalbdc.com) and click on the Fourth Quarter December 31, 2013 Earnings Presentation under Upcoming Events.

The conference call can be accessed at the following dial-in number: (888) 588-0798. International callers can access the conference call by dialing (706) 634-6548. All participants will need to enter the Conference ID 89837285. All participants are asked to dial-in to the conference call 10-15 minutes prior to the call so that name and company information can be collected.

An archived replay of the call will be available within two hours after the call until 11:00 p.m. (Eastern Time) on April 13, 2014. To hear the replay, please dial (855) 859-2056. International dialers, please dial (404) 537-3406. For all replays, please enter the Conference ID 89837285.

ABOUT GARRISON CAPITAL INC.

Garrison Capital Inc. is a business development company that primarily invests in loans to U.S. based middle-market companies. The company’s investment activities are managed by its investment adviser, Garrison Capital Advisers LLC, an affiliate of Garrison Investment Group LP (“Garrison Investment Group”). For more information go to http://www.garrisoncapitalbdc.com.

ABOUT GARRISON INVESTMENT GROUP

Garrison Investment Group is an alternative investment and asset management firm founded in March 2007 by Steven Stuart and Joseph Tansey. Garrison Investment Group invests opportunistically in the debt of middle-market companies, primarily in the areas of corporate finance, real estate finance and structured finance. For more information go to http://www.garrisoninv.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Garrison Capital Inc.

Brian Chase

www.garrisoncapitalbdc.com

(212) 372-9590